UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE PRE-14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

TRUTANKLESS, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55219	26-2137574
(Commission File Number)	(IRS Employer Identification No.)

15720 N. Greenway Hayden Loop, Suite 2

Scottsdale, Arizona 85260

(Address of principal executive offices and zip code)

480-275-7572

(Registrant’s telephone number including area code)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF INCEPTION MINING INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

TRUTANKLESS, INC.

15720 N. Greenway Hayden Loop, Suite 2

Scottsdale, AZ 85260

INFORMATION STATEMENT

October __, 2020

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholders:

This notice and the accompanying Information Statement are being distributed to the holders of record (the “ Shareholders” ) of the voting capital stock of Trutankless, Inc., a Nevada corporation (the “ Company ”), as of the close of business on October __, 2020 (the “ Record Date ”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) and the notice requirements of the Nevada Revised Statutes. The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “ Board ”) and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of the Record Date (the “ Written Consent”). The Written Consent approved the following actions:

•The increase in the number of authorized shares of Common Stock from one hundred million (100,000,000) shares of Common Stock to one billion (1,000,000,000) shares of Common Stock (the “Authorized Share Increase”). The 10,000,000 authorized preferred shares of the Company shall remain the same.

•The approval of an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding shares of common stock up to a ratio of 1-for-25 (the “Reverse Stock Split”).

The Written Consent is the only shareholder approval required to effect the Corporate Action under the Nevada Revised Statutes, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the Corporate Action. The Corporate Action, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 78.390 of the Nevada Revised Statutes and Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about November __, 2020.

Please feel free to call us at (480) 275-7572 should you have any questions on the enclosed Information Statement.

Trutankless, Inc.

/s/ Michael Stebbins
Michael Stebbins
Chief Executive Officer & Director

TRUTANKLESS, INC.

15720 N. Greenway Hayden Loop, Suite 2

Scottsdale, AZ 85260

Telephone (480) 275-7572

INFORMATION STATEMENT REGARDING

ACTION TAKEN BY WRITTEN CONSENT OF

THE MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of Trutankless, Inc., a Nevada corporation (the “Company”), as of the close of business on November __, 2020 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Nevada Revised Statutes. The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of the Record Date (the “Written Consent”). The Written Consent approved the following actions:

•The increase in the number of authorized shares of Common Stock from one hundred million (100,000,000) shares of Common Stock to one billion (1,000,000,000) shares of Common Stock (the “Authorized Share Increase”). The 10,000,000 authorized preferred shares of the Company shall remain the same.

•The approval of an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of our outstanding shares of common stock as determined by our Board of Directors, but in no event more at ratio of more than to 1-for-25 (the “Reverse Stock Split”).

The Written Consent is the only shareholder approval required to effect the Corporate Action under the Nevada Revised Statutes, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the Corporate Action. The Corporate Action, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders.

The Board of Directors has fixed November __ 2020, as the record date (the “Record Date”) for determining those of our Shareholders entitled to receive this information statement.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, this Information Statement is first being mailed on or about November __, 2020, to our shareholders and is being delivered to inform you of the corporate action described herein in accordance with Section 78.390 of the NRS and Rule 14c-2 of the Securities Exchange Act of 1934. We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action taken. In addition, pursuant to the laws of Nevada, the actions taken by majority written consent in lieu of a special shareholder meeting do not create appraisal or dissenters’ rights.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SHAREHOLDER APPROVAL

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase and Reverse Stock Split approved by the Board of Trutankless, Inc. (the “Company,” “we,” “our,” or “us”) and the Majority Stockholders which hold a majority of the voting capital stock of the Company.

Preferred and Common Stock

As of October 21, 2020, there were issued and outstanding and issuable (i) 70,069,970 shares of Common Stock, and (ii) 10,000 shares of Series B Preferred Stock. Pursuant to Section 78.320 of the NRS, at least a majority of the common voting equity of the Company, or at least 67,265,276 votes (out of 142,999,939 total votes comprised of 70,069,970 Common Stock votes and 72,929,969 Series B Preferred Stock), are required to approve the Authorized Share Increase by written consent. The Majority Stockholders, who hold in the aggregate 3,920,636 shares of Common Stock, and 10,000 shares of Series B Preferred Stock (approximately 53.91% of the voting equity of the Company), have voted in favor of the Authorized Share Increase thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

In April 2020, the Board of Directors of the Company designated 10,000 shares of its Series B Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock does not pay a dividend, does not have any liquidation preference over other securities issued by the Company and are not convertible into shares of the Company’s common stock. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have voting power equal to a controlling 51% of the total vote on all shareholder matters of the Company.

The following table sets forth the names of the Majority Stockholders, the number of shares of Series B Preferred Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Authorized Share Increase and Reverse Stock Split and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholders	Number of Series B Preferred Stock held	Number of Shares of Common Stock held and votes in favor	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Action(1)
Michael Stebbins	5,000	3,214,309	39,679,293	39,679,293	27.75%
Robertson James Orr	5,000	1,856,327	38,321,311	38,321,311	26.80
Total	10,000	5,079,636	78,000,604	78,000,604	54.55%

(1)Based on 70,069,970 shares of Common Stock and 10,000 shares of Series B Preferred Stock considered issued and outstanding as of October 21, 2020, which are the only classes of the Company’s voting securities.

ACTION TO BE TAKEN

The action will become effective as soon as practicable after filing with FINRA, but no sooner than after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders, or upon the further instruction of the Board.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from one hundred million (100,000,000) shares of Common Stock to one billion (1,000,000,000) shares of Common Stock (the “Authorized Share Increase”). The ten million shares of Preferred Stock authorized shall remain authorized.

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The purpose for the increase in the number of authorized shares is to maintain the required reserves. Our Board of Directors believes it is in the best interest of our Company to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, future financing and recapitalization efforts as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of common stock will enable us to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to us. We do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock that will result from our adoption of the proposed Amendment.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

REVERSE STOCK SPLIT

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to effect the Reverse Stock Split. The Reverse Stock Split would combine up to each 20 outstanding shares of our common stock, par value $.001 per share, into one share of common stock, par value $.001 per share, thus reducing the number of outstanding shares. The Reverse Stock Split would also result in a proportionate decrease in the number of shares of common stock we have reserved for issuance under convertible securities with our transfer agent. The Reverse Stock Split will become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our Articles of Incorporation to effect the Reverse Stock Split (the “Amendment”) approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders, subject to obtaining the requisite approval from the Financial Industry Regulatory Authority (“FINRA”).

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

Reasons for the Reverse Split

The Board believes it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split in order to (i) reduce the number of our issued and outstanding shares of common stock thereby increasing the number of shares of common stock available for issuance, (ii) reduce the number of shares of common stock we have reserved for issuance under convertible securities with our transfer agent, and (iii) increase the trading price of the common stock.

By effecting the Reverse Stock Split, even after giving effect to the reduction of our authorized shares of common stock as described further below, we will have a substantial number of shares of common stock available for issuance. This will allow us to resume our financing activities when needed and give us greater flexibility in considering and planning for future corporate needs. However, we do not currently have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock.

As of October 22, 2020, the closing price of our common stock was $0.239. The Board also believes that the current price of our common stock has negatively impacted the Company’s ability to raise financing, and that an increase in the share price of the common stock as a result of the Reverse Stock Split will make an investment in the Company’s common stock or securities convertible into common stock more attractive to potential investors.

Potential Disadvantages of a Reverse Stock Split

Reduced Market Capitalization. While we expect that the reduction in the outstanding shares of common stock will increase the market price of the common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple corresponding to the reverse split ratio, or result in any permanent increase in the market price, which can be dependent upon many factors, including our financing activities, business, financial performance and prospects. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. In some cases, the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the Reverse Stock Split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split. A Reverse Stock Split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Stock Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual shareholder will be reduced if the Reverse Stock Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Fractional Shares

No fractional shares of common stock would be issued as a result of a proposed Reverse Stock Split. Instead, shareholders who otherwise would be entitled to a fraction of a share of common stock will, in lieu of such fractional share, receive one whole share of common stock.

Effect of Reverse Stock Split on Available Shares for Issuance

Because all of our unissued shares of common stock are currently reserved for issuance under convertible securities, we do not have shares of common stock available for issuance. As a result of the Reverse Stock Split, we will have a significant number of shares of common stock available for future issuance. The following table summarizes the principal effects of the Reverse Stock Split, after giving effect to the reduction of our authorized shares of common stock, on our common stock outstanding, authorized and reserved for issuance:

Shares of Common Stock	Pre-Actions	Post-Actions
Issued and outstanding	70,069,970	2,802,799
Reserved for issuance upon conversion of notes, warrants, and preferred stock	25,494,716	1,019,789
Authorized and unreserved	4,435,314	996,177,412

Implementation and Effect of the Reverse Stock Split

We expect that following the Reverse Stock Split we would have the same number of stockholders and, except for the rounding of fractional shares as described above, the completion of the Reverse Stock Split would not affect any shareholder’s proportionate equity interest in the Company. By way of example, a shareholder who owns a number of shares that prior to the Reverse Stock Split representing one-half of a percent of the outstanding shares of common stock would continue to own one-half of a percent of the outstanding shares of common stock after the Reverse Stock Split.

Exchange of Stock Certificates. Following the effective time of the Reverse Stock Split, holders of stock certificates representing our common stock may, but will not be required to, contact our stock transfer agent, Pacific Stock Transfer Co., regarding the procedure for surrendering certificates representing pre-split shares in exchange for certificates representing post-split shares. Holders of certificates will not receive a new stock certificate representing post-split shares until the outstanding certificate(s) representing such holder’s pre-split shares have been surrendered to our transfer agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the Reverse Stock Split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our Board of Directors, you will receive one whole share of common stock instead of such fractional share. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE.

Effect of Failure to Exchange Stock Certificates. Upon the filing of the Amendment with the Secretary of State of Nevada, each certificate representing shares of our common stock outstanding prior to the that time will, unless and until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock into which the shares of our common stock evidenced by such certificate have been converted by the Reverse Stock Split.

No Appraisals Rights

Under the Nevada law, you will not be entitled to appraisal rights upon our implementation of the Reverse Stock Split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. We urge shareholders to consult their own tax advisors to determine the particular consequences to them.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

We will not recognize any gain or loss as a result of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

(i)each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;

(ii)each director;

(iii)each executive officer; and

(iv)all executive officers and directors as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from October __, 2020, upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of October __, 2020, have been exercised or converted.

Amount of Beneficial Ownership of Common Stock
Name(1)	# of Shares		% of Class
Michael Stebbins, Chief Executive Officer and Director(2)(3)	3,214,309	(3)	4.59%
Robertson J Orr, Secretary, Treasurer and Director(2)	1,856,327		2.65%
All Officers and Directors as a group	5,079,636		7.24%
Built Right Holdings, LLC(4)	9,430,000		13.46%

(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to Common Stock (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)The address of each Officer and Director is c/o Trutankless, Inc., 15720 N. Greenway Hayden Loop, Suite 2, Scottsdale, AZ 85260.

(3)Of the total shares of Common Stock owned or controlled by Mr. Stebbins, 350,000 shares are held by White Isle Holdings, Inc. and 15,000 shares are held by Core Financial Companies LLC.

(4)These shares are owned directly by Built Right Holdings, LLC, an Arizona limited liability company, and Rodney Cullum may be deemed to have an indirect interest in these securities as the manager of Built Right Holdings, LLC.

Amount of Beneficial Ownership of Preferred Stock
Name(1)	# of Shares	% of Class
Michael Stebbins, Chief Executive Officer and Director	5,000	50%
Robertson James Orr	5,000	50%
All Officers and Directors as a group	10,000	100%

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Shareholders who share a single address unless we received contrary instructions from any Shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a Shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Trutankless, Inc., 15720 N. Greenway Hayden Loop, Suite 2, Scottsdale, Arizona 85260, attention: Chief Executive Officer.

If multiple Shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each Shareholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current Shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to Shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Michael Stebbins
Michael Stebbins
Chief Executive Officer, Chief Financial Officer and Director